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EXHIBIT 4.5

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1    Name and Address of Company

HudBay Minerals Inc.
6 Adelaide Street East, Suite 300
Toronto, Ontario
M5C 1H6

Item 2    Date of Material Change

February 22, 2005

Item 3    News Release

A Press Release was issued in Toronto, Ontario on February 22, 2005 and subsequently filed on SEDAR.

Item 4    Summary of Material Change

HudBay Minerals Inc. (the "Company") announced that it had had completed its previously announced private placement of flow-through common shares for aggregate gross proceeds to the Company of approximately $2,500,000.

Item 5    Full Description of Material Change

HudBay Minerals Inc. (the "Company") announced that it had completed its previously announced private placement of flow-through common shares for aggregate gross proceeds to the Company of approximately $2,500,000.

The Company issued 806,452 flow-through common shares at a price of $3.10 per share pursuant to the brokered private placement through a syndicate of investment dealers led by GMP Securities Ltd.

Proceeds from the offering will be used for development on the Company's exploration properties in Manitoba and Saskatchewan. This financing is the first stage in a planned exploration program of up to $10 million in the Flin Flon Greenstone Belt during the next 12 months.

HudBay Minerals Inc. is an integrated Canadian mining and metal producing company that operates mines and concentrators in Northern Manitoba and Saskatchewan and a metal processing complex in Flin Flon, Manitoba with annual production capacity of approximately 90,000 tonnes of copper and approximately 115,000 tonnes of zinc.

Item 6    Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7    Omitted Information

N/A

Item 8    Executive Officer

Brian Gordon, Vice-President and General Counsel of HudBay Minerals Inc.; Tel: (204) 949-4261.

Item 9    Date of Report

March 1, 2005

HUDBAY MINERALS INC.

(Signed)
By:	/s/ Brian Gordon
Name: Brian Gordon Title: Vice-President and General Counsel

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EXHIBIT 4.5